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                                    ARTHUR ANDERSEN LLP


                                                               Exhibit (15)








To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-29681, No. 33-47629, No. 33-60007, No. 33-61595, No. 33-62573, No. 333-27849, No. 333-32229, No. 333-34087 and
No. 333-37241 its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated November 10, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                             Arthur Andersen LLP



Detroit, Michigan,
     November 10, 1997.


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